EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE
May 17, 2012

Ashland Inc. elects Brendan Cummins to board of directors

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced that Brendan Cummins, former chief executive officer of Ciba Specialty Chemicals, has been elected to the company’s board of directors. With his election, the Ashland board now has 10 directors.

Cummins, 61, brings nearly 40 years of industry leadership experience to this new role. He spent 37 years with Ciba, holding a variety of international and senior management roles within the company. These roles included 20 years spent in the Asia Pacific region in finance and business unit leadership assignments. He served as chief operating officer from October 2005 through January 2008, when he was promoted to CEO. Ciba was acquired by BASF in late 2008. Since 2010, Mr. Cummins has served as a consultant to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm offering advisory services to companies and investors in the chemical, materials and related sectors.

About Ashland Inc.
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.

- 0 -

C-ASH

FOR FURTHER INFORMATION:
Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations:
David Neuberger
+1 (859) 815-4454
daneuberger@ashland.com